EXHIBIT A

Dominick’s Finer Foods, LLC

401(k) Retirement Plan for

Union Employees

Financial Statements for the Years Ended

December 31, 2006 and 2005, Supplemental

Schedule as of December 31, 2006 and

Report of Independent Registered Public

Accounting Firm

DOMINICK’S FINER FOODS, LLC

401(k) RETIREMENT PLAN FOR UNION EMPLOYEES

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	2

FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005:

Statements of Net Assets Available for Benefits	3

Statements of Changes in Net Assets Available for Benefits	4

Notes to Financial Statements	5-8

SUPPLEMENTAL SCHEDULE AS OF DECEMBER 31, 2006:

Form 5500, Schedule H, Part IV, Line 4i—Supplemental Schedule of Assets (Held at End of Year)	9

All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Safeway Benefit Plans Committee and Plan Participants:

We have audited the accompanying statements of net assets available for benefits of the Dominick’s Finer Foods, LLC 401(k) Retirement Plan for Union Employees (the “Plan”) as of December 31, 2006 and 2005, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2006 and 2005, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2006 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2006 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ Deloitte & Touche LLP

San Francisco, California

June 28, 2007

DOMINICK’S FINER FOODS, LLC

401(k) RETIREMENT PLAN FOR UNION EMPLOYEES

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

DECEMBER 31, 2006 AND 2005

(In thousands)

	2006	2005
ASSETS:
Investments at fair value:
Mutual funds	$76,894	$72,134
Common / collective trusts	71,145	76,244
Safeway Inc. common stock	2,456	2,014
Short-term investment funds	17	450
Participant loans	5,396	5,598

Total investments	155,908	156,440
Due from broker for securities sold	18	—
Participant contributions receivable	151	148
Interest and dividends receivable	2	—

Total assets	156,079	156,588

LIABILITIES:
Due to broker for securities purchased	5	302
Accrued administrative expenses	143	133

Total liabilities	148	435

NET ASSETS REFLECTING ALL INVESTMENTS AT FAIR VALUE	155,931	156,153
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	2,125	1,715

NET ASSETS	$158,056	$157,868

See notes to financial statements.

DOMINICK’S FINER FOODS, LLC

401(k) RETIREMENT PLAN FOR UNION EMPLOYEES

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

YEARS ENDED DECEMBER 31, 2006 AND 2005

(In thousands)

	2006	2005
ADDITIONS:
Investment income:
Net appreciation in fair value of investments	$7,882	$1,666
Interest and dividends	5,959	5,403

Total investment income	13,841	7,069
Participant contributions	6,909	7,919

Total additions	20,750	14,988

DEDUCTIONS:
Benefits paid to participants	(20,318)	(9,337)
Administrative expenses	(244)	(259)

Total deductions	(20,562)	(9,596)

NET INCREASE	188	5,392
NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	157,868	152,476

End of year	$158,056	$157,868

See notes to financial statements.

DOMINICK’S FINER FOODS, LLC

401(k) RETIREMENT PLAN FOR UNION EMPLOYEES

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2006 AND 2005

1.	DESCRIPTION OF THE PLAN

The following description of the Dominick’s Finer Foods, LLC 401(k) Retirement Plan for Union Employees (the “Plan”) is provided for general information only. Participants should refer to the Summary Plan Description for more complete information about the Plan’s provisions. The following description reflects all Plan amendments through December 31, 2006.

General—The Plan is a defined contribution plan available to Dominick’s Finer Foods, LLC (the “Company”) union employees who have attained age 21 and completed one month of employment. In November 1998, the Company was acquired by Safeway Inc. (“Safeway”), which assumed sponsorship of the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). Effective January 1, 2006, the Plan was amended to designate a portion of the Plan as an employee stock ownership plan (“ESOP”). The ESOP portion of the Plan permits each participant who has an investment in the Safeway Stock Fund to elect to receive dividends paid on Safeway Inc. common stock as cash or reinvested in additional shares of Safeway Inc. common stock.

Contributions—Employees may elect to contribute between 1% and 18% of their eligible pay, up to a maximum contribution of $15,000 and $14,000 for the years ended December 31, 2006 and 2005, respectively. Participant contributions are not currently taxable to participants pursuant to Section 401(k) of the Internal Revenue Code. Employer contributions are not permitted.

Trustee and Recordkeeper—The trustee and recordkeeper of the Plan is Merrill Lynch.

Investment Options—Participants may direct their contributions to any one or combination of eight investment funds and Safeway Inc. common stock, as elected by the participant. Participants may change their investment options on a daily basis.

Vesting—Participants are fully vested in their account balances.

Participant Accounts—Each participant’s account is credited with the participant’s contributions and income thereon. Participants reimburse the Plan for administrative expenses based on the allocation of a participant’s total assets among the investment funds. In addition, participants pay $1 per month for administrative expenses. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Participant Loans—Participants may borrow a minimum of $1,000 up to a maximum of the lesser of $50,000 or 50% of their account balance. The loan term cannot exceed five years, except where the loan is used to purchase a primary residence, in which case the loan period may extend to 15 years. Any outstanding balance is due and payable upon termination of employment, disability, or death. Loans are secured by the participant’s account. The interest rate charged on participant loans will be equal to the sum of 1% plus the prime rate published in The Wall Street Journal on the last business day of the preceding calendar month. Principal and interest payments are made through payroll deductions. Participants may only have one loan outstanding at a time and are charged a $10.50 servicing fee each quarter for the term of the loan. At December 31, 2006 and 2005, respectively, there were 803 and 952 loans outstanding with interest rates ranging from 5.0% to 10.50%.

In-Service Withdrawals—An active or inactive participant may withdraw all or any portion of their rollover account at any time. Hardship withdrawals are not permitted.

Payment of Benefits—Upon termination of employment, a participant may elect (a) to leave the balance of his or her account in the Plan until April 1 of the year following the year in which the participant turns age 70 1/2, (b) to receive an immediate lump sum distribution as cash, as Safeway Inc. common stock (up to the amount invested in the Safeway Stock Fund) or as a rollover to another qualified plan or Individual Retirement Account, or (c) receive a series of payments over a period of years not to exceed the participant’s or participant and spouse’s life expectancies if such balance exceeds $5,000. The optional forms of annuity payments are (i) a 10 or 15 Years Certain and Life Annuity, (ii) a Contingent Annuitant – Ten Years Certain and Life Annuity, (iii) a Flexible Installment Refund Annuity, or (iv) a 5, 10 or 15 Years Installment Refund Annuity. If a participant’s balance is less than $1,000, the participant must receive an immediate lump sum distribution. Distributions are taxed as ordinary income and are subject to income-tax withholding.

Plan Termination—Although the Company has not expressed any intent to terminate the Plan, it may do so at any time. In the event of termination of the Plan, the assets of the Plan would be distributed to the participants in accordance with the value of their individual investment accounts.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting—The accompanying financial statements of the Plan have been prepared on an accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

New Accounting Pronouncements— In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurement.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement does not require any new fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Plan is currently assessing the impact of SFAS No. 157 on its financial statements.

Investment Valuation and Income Recognition— The Plan’s investments are stated at fair value. Shares of mutual funds are valued at quoted market prices, which represent the net asset value of shares held by the Plan at year end. Common stock is valued at quoted market prices. Participant loans are valued at the outstanding loan balances.

As of December 31, 2006, the Plan adopted FASB Staff Position AAG INV-1 and Statement of Position No. 94-4-1, “Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans” (the “FSP”). The FSP requires the Statement of Net Assets Available for Benefits present the fair value of the Plan’s investments as well as the adjustment from fair value to contract value for the fully benefit-responsive investment contracts. The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis for the fully benefit-responsive investment contracts. The FSP was applied retroactively to the prior period presented on the Statement of Net Assets Available for Benefits as of December 31, 2005.

The fully benefit-responsive investment contracts are stated at fair value and then adjusted to contract value. Fair value of the contracts is calculated by discounting the related cash flows based on current yields of similar instruments with comparable durations.

Common collective trust funds are stated at fair value as determined by the issuer of the common/collective trust funds based on the fair market value of the underlying investments. Common collective trust funds with underlying investments in investment contracts are valued at fair market value of the underlying investments and then adjusted by the issuer to contract value.

Purchases and sales of securities are recorded on the trade date. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Payment of Benefits—Benefits payments are recorded when paid.

Administrative Expenses—The Plan’s administrative expenses are primarily allocated to participant accounts.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions to and deductions from net assets available for benefits during the reporting period. Actual results could differ from these estimates.

Risks and Uncertainties—Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

3.	INVESTMENTS

The fair values of individual investments that represent 5% or more of the Plan’s net assets at December 31, 2006 and 2005 were as follows (in thousands):

	2006	2005
SEI Stable Asset Fund	$71,145	$76,244
BlackRock S&P 500 Index Fund *	37,323	36,163
Chesapeake Core Growth Fund	14,357	15,117
ING International Value Fund	10,187	8,012
PIMCO Total Return Fund	7,908	8,212

*	In September 2006, BlackRock completed a merger with Merrill Lynch Investment Managers.

In 2005, this Fund was known as the Merrill Lynch S&P 500 Index Fund.

During the years ended December 31, 2006 and 2005, net appreciation of assets recorded at fair value, including net realized gains and losses, was as follows (in thousands):

	2006	2005
Mutual funds	$7,045	$1,339
Safeway Inc. common stock	837	327

Total appreciation	$7,882	$1,666

4.	INCOME TAXES

The Internal Revenue Service issued a Determination Letter dated March 31, 2003 stating that the Plan and related trust, as then designed, is qualified under the Internal Revenue Code (the “Code”). Subsequent to this determination by the Internal Revenue Service, the Plan was amended and restated in its entirety, effective January 1, 2005. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Plan Administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan, as amended and restated, is qualified and the related trust is tax exempt as of the financial statement date. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

5.	PARTY-IN-INTEREST TRANSACTIONS

The Plan’s investments include Safeway Inc. common stock, which qualify as exempt party-in-interest transactions. During 2006 and 2005, the Plan received $16,995 and $8,295, respectively, of dividend income on Safeway, Inc. common stock.

Certain Plan investments are managed by Merrill Lynch, trustee of the Plan. As Merrill Lynch provides recordkeeping services for the Plan, these transactions qualify as party-in-interest transactions. Administrative fees paid to Merrill Lynch for recordkeeping were $209,584 and $232,870 in 2006 and 2005, respectively.

6.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of the Statement of Net Assets Available for Benefits and the Statement of Changes in Net Assets Available for Benefits per the financial statements at December 31, 2006 to the Form 5500 (in thousands):

December 31, 2006
Net assets available for benefits per the financial statements	$158,056
Less: Adjustment from fair value to contract value for fully benefit-responsive investment contracts	2,125

Net assets available for benefits per the Form 5500	$155,931

December 31, 2006
Increase in net assets per the financial statements	$188
Add: Adjustment from fair value to contract value for fully benefit-responsive investment contracts	2,125

Net increase in net assets available for benefits per the Form 5500	$2,313

* * * * * *

DOMINICK’S FINER FOODS, LLC

401(k) RETIREMENT PLAN FOR UNION EMPLOYEES

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

DECEMBER 31, 2006

(In thousands)

	Asset Name and Description	Current Value
	Common / Collective Trusts:
	SEI Stable Asset Fund	$71,145

	Short Term Investment Funds:
*	Merrill Lynch Institutional Fund	17

	Common Stock:
*	Safeway Inc. common stock (71,062 shares)	2,456

	Mutual Funds:
*	BlackRock S&P 500 Index Fund (2,144,980 units)	37,323
	PIMCO Total Return Fund (761,852 units)	7,908
	ING International Value Fund (495,020 units)	10,187
	Chesapeake Core Growth Fund (794,539 units)	14,357
	Evergreen Small Cap Value Fund (110,649 units)	2,720
	Forward Emerald Growth Fund (110,548 units)	1,537
	Hotchkis & Wiley Large Cap Value Fund (113,180 units)	2,862

*	Participant Loans (803 loans, interest rates ranging from 5.00% to 10.50%)	5,396

	TOTAL	$155,908

*	Represents a party-in-interest transaction.